Exhibit 23P3
State Street Global Markets
Personal Investment Policy
As of June 1, 2010
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I.	INTRODUCTION

State Street Global Markets (“Global Markets”) enjoys a reputation for professionalism and integrity. This reputation can only be maintained with the determination of all personnel to act in a manner consistent with the highest ethical standards. In order to reinforce the firm’s commitment to these standards, this Personal Investment Policy (“Policy”) defines the principles, guidelines and rules by which all Global Markets employees (including their related persons, as defined herein, and accounts), contractors and certain other State Street employees affiliated with Global Markets are to conduct their personal financial transactions and related activities.

This Policy primarily serves two important purposes. First, applicable laws and regulations require investment firms to have rules governing the financial transactions and related activities of their employees and associated persons. Second, as a matter of business best practice, integrity and professionalism are key to the foundation of the State Street and Global Markets business model and their continued reputation of good standing within the financial industry.

Key Definitions designed to help you understand the application of this Policy and your obligations herein are provided in Appendix I.

As a Global Markets employee, you are obligated to conduct your financial transactions and related activities pursuant to this Policy, the State Street Standard of Conduct, other policies applicable to you (for example, the State Street Securities Trading Policy) and applicable laws and regulations relating to securities trading and restrictions on the use and possession of inside information. These obligations include, but are not limited to:
•	A fiduciary duty at all times to avoid placing personal interests ahead of the interests of State Street and its clients;

•	A duty to avoid any actual or potential conflicts of interests between personal activities and those of State Street and its clients; and

•	A duty to never take advantage of your position at State Street that would or could potentially be construed as an opportunity to misappropriate investment decisions from State Street, its affiliates, or its clients.
As no set of rules can address or contemplate every possible situation, each employee is responsible for following the guidelines and procedures set forth in this Policy in both letter and spirit. Any employee activity that violates the provisions and/or the spirit of this Policy is subject to disciplinary action.
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II.	PERSONAL INVESTMENTS GUIDELINES AND REQUIREMENTS

The personal financial conduct of all State Street employees has a major influence on the firm’s reputation for integrity and fair dealing. State Street considers personal trading to be a privilege, not a right. When making personal investment decisions, you must exercise care to ensure that you do not violate the provisions of this Policy. Further, you should conduct your personal investing in such a manner that will eliminate any possibility that your time and attention are improperly devoted to your personal activities at the expense of your duties to State Street.

APPLICABILITY

Employees and Related Persons Covered by the Policy

This Policy applies to the following persons (referred to as “Covered Person(s)”):
•	All Global Markets employees;

•	Employees of affiliates of Global Markets (per Compliance discretion);

•	State Street employees who directly support Global Markets (i.e., those who support its business lines, e.g., IT Staff).

•	Registered Representatives of State Street Global Markets, LLC (as applicable); With respect to the foregoing Covered Persons, his/her spouse, partner, dependent children and/or any relative, person and/or entity for which he/she directs investments or provides material financial assistance (referred to as “related person(s)”); and

•	Global Markets contractors who are employed with access to client proprietary and/or confidential information, as determined by Compliance.
Heightened Standards Apply to the Following Employees:

In addition to their obligation to comply with this Policy, the following Covered Persons are subject to the heightened standards and requirements set forth in Appendix II of this Policy
•	Registered Representatives of SSGM, LLC[1]

•	Global Markets’ research equity analysts

•	State Street Associates’ employees

•	Global Markets’ foreign exchange employees

[1]	Registered Representatives who are employees of SSgA or an affiliate thereof are covered under their own policies and are not subject to this Policy. However, all Registered Representatives are subject to the SSGM, LLC Compliance Manual, including Section 7.5 Registered Representative/Employee, Employee-Related, and Proprietary Trading.
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Compliance with Securities Laws and Regulations

The various jurisdictions in which Covered Persons are located have laws and regulations relating to securities trading, including with respect to inside information. All Covered Persons are required to comply with applicable securities laws and regulations. If there is a conflict between this Policy and such laws and regulations, the higher standard shall apply.

INITIAL PROCEDURAL REQUIREMENTS

Certification of Receipt and Compliance with the Policy

When you become a Covered Person, you will receive a copy of this Policy. Within 30 calendar days of receipt of this Policy, as well as annually, you must certify through the StarCompliance system that:
•	You have read, reviewed, and understand the Policy;

•	You will comply with the requirements and guidelines of the Policy;

•	You will promptly report violations of the Policy by you or any other person subject to the Policy of which you are aware;

•	You agree to the application of the Policy to you, and understand that if you violate the guidelines and/or requirements set forth in the Policy, that you may be subject to disciplinary action, up to and including termination of employment.
Maintaining a Brokerage Account with State Street

If you maintain an account at State Street, you are prohibited from personally entering your personal transactions via the company’s trading systems.

Disclosure of Beneficially Owned Accounts and Covered Securities

You must disclose all Covered Securities and securities Account(s) beneficially owned by you within 30 calendar days of becoming subject to this Policy, and thereafter on an annual basis. Examples of common “Beneficial Interest (Ownership)” scenarios are listed in Appendix I. You should consult Compliance if you have questions about whether you beneficially own a Covered Security or Account.

The information disclosed must be current (within 45 days of submission) and include the name of any broker, dealer or bank with whom you maintain the Beneficially Owned Account(s) in which any Covered Securities were/are held for your direct or indirect benefit and/or of that of a related person.

Deferred compensation accounts held at Morgan Stanley -Smith Barney are required to be reported by you.

Any Beneficially Owned Account(s) you subsequently open (e.g., through marriage or any other life event) must be disclosed within 30 days of being opened.
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Duplicate Statements and Confirmations[2]

Registered Representatives and those other employees specifically identified and notified by Compliance are required to provide duplicate statements and confirmations to Compliance from any brokers, dealers, investment advisers, banks, and/or any other similar financial institution(s) where beneficially owned Account(s) are held. The required notification to the applicable institution will be handled by Compliance once the Account(s) have been entered into the StarCompliance system.

Please note, Compliance reserves the right to request evidence, i.e., statements and confirmations, from any employee, at any time and for any reason related to oversight of this Policy.

PERSONAL TRADING PROVISIONS, GUIDELINES, AND RESTRICTIONS

Proprietary Information

You are prohibited from using any proprietary information (of Global Markets, State Street or any clients) for personal benefit. Any pattern of personal trading suggesting use of proprietary information for personal benefit will be investigated by Compliance and dealt with accordingly.

Trading for customer and proprietary accounts takes precedence over any personal securities transactions. As such, you must never preempt a customer’s investment opportunity and are strictly prohibited from knowingly trading in your own Account(s) ahead of any customer or proprietary orders or otherwise to gain a benefit in light of your knowledge of such customer or proprietary orders.

Material Inside Information

You are required to not disclose any State Street and Global Markets Inside Information and related business activities, and you are required to take all appropriate precautions to safeguard Inside Information as part of your daily awareness and workplace routine.

If you believe you may have accessed or acquired Inside Information, whether as part of your job or otherwise, you must contact Compliance immediately. You are prohibited from buying or selling securities while you are in possession of such Inside Information. You are prohibited from disclosing such Inside Information to any other person. Compliance will remove any restrictions relating to you as a result of your possession of Inside Information upon determination that such information is no longer true or material, or that it has otherwise become publicly available (other than as a result of your disclosure of such information).

[2]	All Covered Persons located in Canada, Japan, Asia-ex-Japan and Australia are required to provide duplicate statements and confirmations to Compliance. Covered Persons in the UK are required to provide duplicate Contract Notes.
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You are strictly prohibited from placing, influencing, or recommending a trade subject to any Inside Information. This also includes originating a rumor that would be construed as Inside Information. This applies to not only the specific security subject to the Inside Information but also any similar or equivalent security or derivative thereof.

Trading on and sharing Inside Information are serious violations of securities laws and State Street policies. The applicable laws that deal with Inside Information sanction severe penalties for misuse of said information, including fines, jail sentences, and disbarment from the securities industry. Violation of this Policy’s Inside Information provisions will subject you to disciplinary action, up to and including termination, as well as referral to local or federal authorities.

Internal Information Barriers

The purpose of internal information barriers is to keep any and all internal information contained to where its use is necessary and legitimate to the ongoing functions of the particular business unit. Internal business unit information should not be shared with another business unit unless it is necessary to its function (or made pursuant to a regulatory request).

Required Covered Securities Holding Periods — 30 Days

You may only sell (or buy to cover, in the case of a short sale) a Covered Security for profit if you have held the security for at least 30 days. A Covered Security sold for a capital loss is exempt from the 30 day holding period. Compliance will consider certain exceptions to this holding rule for extenuating circumstances on a case-by-case basis.

Excessive Trading

Excessive or inappropriate trading that may interfere with your job performance and/or compromises your duty to State Street or its clients is prohibited. Excessive trading is monitored by Compliance and referred to management. Any level of excessive trading will be determined by Compliance in coordination with the aforementioned groups/individuals.

Guidelines for Transactions in Covered Securities

Personal transactions in the securities of any company or issuer could, in certain circumstances, constitute an improper act or create the appearance of impropriety. In order to avoid any such conflict and/or appearance, your personal securities transactions in any Covered Securities are subject to the following guidelines and restrictions:
•	You may only enter day orders, i.e., good till canceled orders are prohibited.

•	You must never employ any device, scheme or artifice to defraud a client and/or State Street.
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•	You must never engage in any act, practice or course of business, which operates or would operate as a fraud or deceit upon a client or State Street.

•	If you are primarily responsible for managing or directing a State Street relationship with a client or vendor, you may not buy or sell securities issued by the client or vendor regardless of whether or not you possess Inside Information regarding that particular entity. This includes a prohibition against shorting the underlying client or vendor security. If you already own such an investment prior to assuming said responsibility (i.e., management of an issuer’s client or vendor relationship), you must request a waiver of this provision from both your immediate supervisor and Compliance prior to selling the security. Subsequent to this sale, no further sale of the subject security is allowed unless another waiver is granted. There is no exception for purchases.

•	You may not buy or sell any securities based upon actual knowledge of the trading position or plans of State Street, Global Markets or a customer. This restriction includes “front running” or trading in stock ahead of a company or a client for the purpose of obtaining the favorable price in the security.

•	You may not use your influence to accept favorable consideration with regards to the purchase or sale of any Covered Security.

•	You may not originate a rumor or participate in the circulation of one concerning any covered security, particularly with regards to the securities of State Street or any customer.

•	You may not use your influence as a State Street employee to accept preferential treatment from an issuer or broker with respect to an investment opportunity, nor from a broker with respect to the fees charged in relation to conducting a personal securities transaction.

•	You may not use any securities derivative or any evasive tactic to avoid the guidelines of this Policy, e.g., the purchase of a convertible bond to avoid a restriction regarding the purchase of the underlying common stock and/or the purchase of options tied to a Covered Security under a restriction.

•	You may not recommend to a third party the purchase or sale of any security when you are personally prohibited from engaging in such action.

•	You may not accept personal fees charged by a broker for conducting any securities transaction, exempt or otherwise. Engaging in any such practice could create the appearance of impropriety and must be avoided.

•	Your investment activities may not, in any other respect, violate the laws of any applicable jurisdiction that you are subject to.
Trading Guidelines for the Purchase and Sale of State Street Securities

State Street recognizes the interest you may have in investing in State Street Corporation (“State Street”) securities, nonetheless, buying or selling securities of State Street gives rise to certain concerns regarding the potential use of Inside Information. As a result, trading in State Street securities is subject to the following restrictions:
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•	Covered Persons who possess Inside Information regarding material corporate events are prohibited from engaging in transactions in State Street securities, including the State Street ESOP Fund, until such information has been released to the public.

•	Covered Persons are prohibited from engaging in short selling of State Street securities, as well as engaging in any options (or similar derivative) transactions tied to State Street securities (except to the extent such options are issued by State Street as part of an employee’s compensation, e.g., options exercises).

•	Certain designated employees are subject to heightened restrictions related to trading in State Street securities. Affected employees are separately notified of these applicable restrictions, and along with this Policy, are also subject to State Street’s “Securities Trading Policy” as maintained by the Corporate Legal Department. If you have been deemed one of these designated employees you have already been notified regarding these heightened responsibilities.
Important Note: All purchases and sales of State Street securities must be pre-cleared pursuant to the pre-clearance requirements of this Policy. This includes all employee benefit accounts, i.e., Morgan Stanley Smith Barney employee compensation accounts.

Initial Public Offerings and Private Placements

Covered Persons are prohibited from investing in an initial public offering (“IPO”) subject to certain exceptions (all of which require prior written approval from Compliance). For example, you may be allowed to participate in an IPO if you have a pre-existing right to purchase IPO shares because you are an existing shareholder of the IPO issuer, or your spouse/partner may be eligible to acquire shares in an IPO of his/her employer. An exception may be granted to the prohibition against participation in IPOs by providing prior written disclosure to and obtaining prior written approval of Compliance, in its sole discretion. Please contact Compliance for guidance regarding IPO’s.

Private Placements

To participate in a private placement (e.g., co-operative investments in real estate, commingled investment vehicles such as hedge funds, private equity or venture capital investments and investments in family owned business), you must obtain prior written approval from Compliance.

Investment Clubs

Investment clubs, and the Account(s) of investment clubs, are considered subject to this Policy, which, if applicable, will include pre-clearance of transactions, abiding by the required holding period, and being subject to further monitoring by Compliance. If you are a member of, or are considering becoming a member of an investment club, written approval from Compliance is required.
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PRE-CLEARANCE OF COVERED SECURITIES TRANSACTIONS

All Covered Persons are required to pre-clear their transactions in any Covered Security in which they have a direct or Beneficial Interest prior to any transaction involving such Covered Security.

Pre-clearance approval is valid for the same business day the approval is granted. “Good-till-cancelled” orders are not permitted. Employees are required to submit a PTAF on “limit” orders for every day the limit order is open.

Any pre-clearance request may be evaluated to determine compliance with the provisions of this Policy relevant to the trade or as market conditions warrant. As there could be many reasons for pre-clearance being granted or denied, employees should not infer anything from the pre-clearance response regarding the security for which pre-clearance was requested.

Pre-clearance is not required for any purchases or sales that are not considered voluntary, e.g., transactions executed as a result of a margin call, an involuntary short cover, a broker’s cover of a negative cash balance, a disposition of fractional shares and/or any debt maturities, or similar non-voluntary action. Further, pre-clearance is not required for an “Exempt Security”, as defined by this Policy (Appendix I — Key Definitions).

By seeking pre-clearance, you will be confirming that you:
•	Do not possess any material, nonpublic information relating to the covered security;

•	Are not using knowledge of any proposed trade or investment program, related to any client portfolio, for personal benefit;

•	Believe the proposed trade is available to any similarly situated market participant on the same terms as any regularly situated investor; and

•	Are fully complying with the provisions set forth in the Policy.
For guidance on what securities require pre-clearance, please reference Appendix III — Covered Securities Guidelines.

Transactions Exempt from Pre-Clearance (PTAF Approval)

The following transactions are not subject to the pre-clearance requirement provisions of the Policy:
•	Transactions made in an account where you, pursuant to a valid legal instrument, have given full investment discretion to an unaffiliated/unrelated third party. To use this exception, you must provide Compliance proper documentation relating to the investment account, and all accounts are subject to prior approval by
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Compliance. Please consult with Compliance regarding the pre-approval process for such accounts (reference Appendix IV - Non-Discretionary Account Certification form).

•	Purchases or sales which are part of an Automatic Investment Plan where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance). These include dividend reinvestment plans, transactions in Employee Stock Ownership Programs (“ESOPs) and similar services. Initiation of an Automatic Investment Plan must be disclosed to Compliance in advance.

•	Transactions in educational savings plans which only allow unaffiliated open-end mutual funds, unit-investment trusts, or other registered commingled products (such as IRC 529 Plans in the U.S.).

•	Involuntary purchases or sales such as mandatory tenders, broker disposition of fractional shares, debt maturities. Voluntary tenders, transactions executed as a result of a margin call, and other non-mandatory corporate actions should be pre-cleared, unless the timing of the action is outside the control of the employee.

•	State Street retirement accounts (e.g., 401K Plan’s) core investments are exempt from all reporting requirements, including the State Street ESOP Fund (or regional equivalent). Please note that investments in a self—directed State Street retirement brokerage account are subject to reporting and pre-clearance requirements.

•	Transactions in Exempt Securities. Please reference Key Definitions — Appendix I for those securities that have been deemed exempt from the pre-clearance and reporting requirements of this Policy.
Employee Compensation — State Street Stock Pre-Clearance

The pre-clearance requirements set forth in this Policy apply equally to any shares of State Street stock that you have acquired as employee compensation (e.g., granted to you in the form of restricted stock or acquired by you upon the exercise of a stock option award). Your shares of State Street stock, both vested and unvested, must be updated in your StarCompliance account prior to a PTAF sale request, or else your request will be denied automatically.

Employees Based in Japan

Employees based in Japan must enter their pre-clearance request the day before they intend to place their orders with any domestic broker/dealer (not required for non-domestic broker/dealers). SSGM(J) is required to submit an authorization letter (“Jiba-dashi”) regarding the transaction to the applicable broker/dealer. The effective term of the authorization letter is two days only, i.e., the day the letter is issued and the following day. If the requested order has not been placed within this term, the broker/dealer will not accept the order. Employees based in Japan are prohibited from
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opening Account(s) with any internet only broker/dealer as they will not modify their systems to allow the required authorization letter.

Proxy PTAF Requests

Proxy PTAF requests should only be submitted if you are out of the office, i.e., on vacation or when you have no access to the State Street intranet or StarCompliance system. Compliance will not accept proxy PTAF requests for employees otherwise.

For those employees that need to file a “proxy” pre-clearance request, either call your local Compliance Officer or send the details of the trade request via email to the applicable regional Compliance mailbox. Proxy requests should be sent via email to the appropriate Compliance mailbox as local Compliance Officer availability and/or absence may interfere with a timely approval. Voicemail proxy requests are prohibited and will not be acted upon. Compliance will not be held responsible for any delays with regards to proxy PTAF approval requests. Confirmation of trade approval is required before transacting.

US Employees:	SSGMUSCompliance@statestreet.com

UK Employees:	SSGMUKCompliance@statestreet.com

AeJ Employees:	SSGMAejCompliance@statestreet.com

Japan Employees:	SSGMJapanCompliance@statestreet.com

Australia Employees:	SSGMSydneyCompliance@statestreet.com

Canada Employees:	SSGMCanadaCompliance@statestreet.com
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III.	ADMINISTRATION OF THE POLICY

Compliance (including, without limitation, the Code of Ethics Committee) is responsible for the administration of this Policy. All references in this Policy to Compliance also include any designees of Compliance, including, without limitation, the Code of Ethics Committee. Compliance has sole discretionary authority to administer, interpret, modify or amend the terms and conditions of this Policy, and to prescribe forms of certifications, rules and procedures, and to otherwise determine and perform all actions to carry out the purposes of this Policy. All determinations made by Compliance are solely in its discretion and shall be final.

Violations and Sanctions

Any potential violation of the provisions of this Policy will be investigated by Compliance and, where applicable, forwarded for further review and potential administrative action or sanctions. If a determination is made that a violation has occurred, sanctions may be imposed. Sanctions may include, but are not limited to, one or more of the following: warning letters, fines, profit surrenders, personal trading bans, suspension or termination of employment, or referral to civil or criminal authorities.

Appeals Process

If it has been determined that you have violated a provision of the Policy, you may appeal any subsequent sanction by providing Compliance with a written explanation within 30 days of the administrative action. After a subsequent review, you will be advised whether the sanction in question will be imposed, modified or withdrawn. All appeals decisions are final and binding.

Exemptions

If you believe that you should receive an exemption or an exception from any aspect of this Policy, you should provide notice to Compliance. Compliance in its sole discretion may determine whether to grant such exception.

If an exemption is granted, Compliance may impose alternative controls or requirements. Any exemption granted in this regard shall apply only to you and the affected provision. No other person may rely on such individual exemption unless specifically authorized by Compliance. If circumstances warrant, Compliance may submit your request to Legal and Management for input.

Pre-Clearance Trading Reconciliation

All Covered Person’s transactions and reporting obligations are subject to a random review in order to determine compliance with this Policy. As such, statements and confirmations may be requested by Compliance at anytime. You are obligated to provide any documentation requested; a failure to do so, may result in disciplinary action.
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Reporting Violations

You are required to report any violations (or suspected violations) of this Policy by you or by anyone else that you become aware of. Notification of a violation of the Policy should be reported to Compliance.

Firm and Administrator Liability

No employee of State Street, Compliance or otherwise, shall be liable to any employee for any loss or expense resulting from the rejection or delay of a PTAF request, nor the exercise of any other authority under this Policy and/or any other act associated with its administration.

StarCompliance Information

For further details regarding the use of StarCompliance, please go to the following weblink:

http://ssgm.statestr.com/ssgm/managementresources/compliance/starcompliance_index.htm

The weblink referenced above also includes specific information and frequently asked questions and responses related to this Policy as well as the use of StarCompliance. Networking issues relating to access to the StarCompliance system should be directed towards the State Street Help Desk.

Cross Reference
State Street Standard of Conduct
State Street Corporation Securities Trading Policy
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APPENDIX I
KEY DEFINITIONS
The following definitions are an integral part of this Policy. A proper understanding of them is necessary to ensure that you fully comprehend your obligations.
Categories of Personnel and Related Persons:
Covered Person means those individuals (including employees, related parties and contractors) set out in Section II of this Policy. Generally, this includes all Global Markets employees and those who directly support Global Markets, as well as Registered Representatives (as applicable), and any associated person(s), e.g., an employee’s spouse, domestic partner, and/or minor children. This also includes any employee identified by Compliance, e.g., interns, contractors, and temps.

Research Equity Analyst is an employee whose assigned duties include the research and publication of research reports. The designation, for the purposes of this Policy, is not restricted to those persons with the job title of “Research Equity Analyst”, but also those persons who assist in the preparation of State Street research reports, as well as related persons.

Registered Representative is an employee who is licensed with FINRA via State Street Global Markets, LLC.[3]
General Definitions:
Account(s) is/are defined as any securities trading vehicle, i.e., a brokerage account, where you have a personal financial interest or are regarded as a Beneficial Owner in terms of the Policy, whether held with SSGM, or otherwise, e.g., banks, investment advisors, other broker/dealers, etc. In general, this covers all brokerage accounts, as well as any account that holds a Covered Security.

Automatic Investment Plan designates a program by which regular periodic purchases (or withdrawals) are made automatically in (or from) investment Account(s) in accordance with a predetermined schedule and allocation. This includes dividend reinvestment plan(s), as well as any payroll deduction plan established to make contributions to SSGM retirement funds.

Beneficial Interest (or Ownership) for purposes of this Policy, you have a beneficial interest in an Account or Covered Security where you have a direct or indirect pecuniary interest including any contract, arrangement, understanding, relationship, or otherwise, or are in a position to influence investment decisions in relation to those Accounts and Covered Securities. This could include Accounts in the name of:
          You;

[3]	As previously mentioned, Registered Representatives who are employees of SSgA or an affiliate thereof are covered under their own policies and are not subject to this Policy. However, all registered representatives are subject to the SSGM, LLC Compliance Manual, including Section 7.5 Registered Representative/Employee, Employee-Related, and Proprietary Trading.
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Your spouse;
Your domestic partner;
Your dependent children (of any age);
Your adult children living in your home;
Any other person whose investments you direct or who is dependent on you for the majority of their material support (regardless of whether he or she resides in your home)
Further:
•	Any corporation or similar entity where you, or an immediate family member sharing your household, is a controlling shareholder or participates in investment decisions for the entity.

•	Domestic partnerships: Accounts where you are a joint owner, or listed as a beneficiary. Please note, if you, in any form, influence or direct investments in a domestic partner’s account, that Account is considered beneficially owned.

•	Children’ custodial Accounts: If you, or your spouse (who you direct investments with), is the custodian for a minor child, the account is considered beneficially owned. If someone other than you, or your spouse, is the custodian, the Account is not considered beneficially owned.

•	Dependents 18 years of age and above: If you have a child aged 18 or above and still claim him/her as a dependent for tax purposes, you are considered the beneficial owner of the child’s Accounts and Covered Securities.

•	Powers of attorney: If you have been granted power of attorney over an Account, you are considered to be the beneficial owner of the Account.

•	Such Accounts discussed are only reportable to the extent they meet the definition of “Account” as defined in this policy.
Beneficial Interest: Trusts - You are considered to have a Beneficial Interest in a trust if: You are the trustee for an Account and can make investment decisions;
•	You are a beneficiary of a trust and can make investment decisions without consultation with a trustee;

•	You are a trustee and a beneficiary;

•	You are a settlor of a revocable trust; and/or

•	Your spouse/domestic partner is trustee and beneficiary.
You are not considered to have a Beneficial Interest in a trust where you are the beneficiary, but do not share investment control with a trustee.

Beneficial Interest also includes Accounts of another person or entity if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain benefits substantially equivalent to those of ownership. This includes any Accounts where you hold limited or full trading authorization, regardless of the relationship.
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Covered Security is generally speaking, any tradable security, i.e., stocks, options, debt instruments, futures, foreign currency instruments (depends on region — see

Appendix III — Covered Securities Guidelines), evidence of indebtedness, certificate of interest, participation in any profit sharing agreement, and/or any derivative of the same. For securities excluded from the category of “Covered Security”, see the definition below for “Exempt Security”.

Securities not specifically addressed in this definition should be brought to the attention of Compliance for a determination of applicability. Compliance reserves the right to exclude certain Covered Securities as it deems appropriate for individual situations.

Customer or Vendor

These terms encompass both entities and individuals:
•	Any customer, vendor, or supplier of your business unit, whether current or prospective; and

•	Any employees, representatives, agents, or other individual associated with the above.
Exempt Security

The following list details certain instruments that are not considered Covered Securities (and/or their regional equivalent) and accordingly need not be reported nor pre-cleared prior to purchase or sale;
•	Open ended mutual funds, including but not limited to UCITS, OEICS, authorized unit trusts, and other publicly available collective funds

•	Direct obligations of any sovereign government or supra-national agency

•	High quality short term debt instruments; bankers acceptances, certificates of deposit (“CDs”), commercial paper, repurchase agreements

•	Variable and fixed insurance products.

•	IRC Section 529 plan securities, and other publicly available educational savings programs

•	Money Market Instruments, or their equivalent, e.g., a passbook savings account, cash positions, or equivalent checking account position.

•	Employee Stock Ownership Programs (“ESOPs”)

•	Unit Investment Trusts and Non-Discretionary Unit Trusts

•	Exchange Traded Funds and Exchange Traded Commodities

•	Municipal securities

•	Commodities

•	Real Estate Limited Partnerships
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Inside Information is any information about the issuer of a security, the security itself, or any associated business activity that is both material and non-public. Information should be considered material if:
•	It is reasonable to expect that the price of the security or related securities of the same issuer would change if the information were made public; or

•	There is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.
Information should be considered non-public if it is not generally available to investors through any means an investor might reasonably be expected to use.

IPO means an initial public offering of equity securities registered with the U.S. Securities and Exchange Commission (“SEC”) or foreign financial regulatory authority.

Private Placement (aka Hedge Fund, 3c(7) fund), etc. means a security that is exempt from registration under certain provisions of U.S. Securities Laws and/or similar laws of non-U.S. jurisdictions. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses.
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APPENDIX II
HEIGHTENED EMPLOYEE STANDARDS
Research Equity Analyst Restrictions
Due to the sensitive nature related to the duties and information available to Research Equity Analysts, as well as their staff, certain heightened trading restrictions are required. If you have been identified as a Research Equity Analyst or are included in their staff or perform related job duties, you are subject to the following heightened standards:
•	You are prohibited from transacting in any Covered Securities in a beneficially owned account(s).

•	You are prohibited from transacting in any Exempt Security if research is being published or contemplated regarding said security.

•	You are only allowed to transact in Exempt Securities.

•	If, prior to accepting a position as a Research Equity Analyst, or as an identified staff member, you hold a position in any Covered Security, you are not required to sell the security immediately but you may NOT add to the position. For requests to sell a previously held position, you must obtain prior approval from your manager and Compliance.
If a violation is identified, your trade will be cancelled and your account may be subject to closure. Violation of this prohibition further subjects you to disciplinary action.
State Street Associates Employees
Certain employees of State Street Associates (“SSA”) have been granted access to sensitive client data. As such, due to its sensitive nature, a 15 calendar day pre-clearance waiting period between transaction requests and the approval to execute the requested transaction in the open market is required. All SSA employees that have access to flow data (as identified by SSA and Compliance) must wait 15 calendar days from the time of their PTAF request before executing any Covered Security transaction in the open market. This restriction will apply for as long as the SSA employee is identified by Compliance as having access to flow data. If access to flow data has been terminated, the 15 day waiting period restriction will be removed 15 calendar days from the last day of such access.
Conditional approval will be given to the affected SSA employee via the StarCompliance approval email. 15 days subsequent to the conditional approval, the SSA employee may place his/her transaction in the open market. Said employees must execute their transaction within 2 business days from this date, otherwise, the PTAF should be retracted, and the same 15 day process applies.
Important Note — State Street Securities: Options and restricted stock awards issued by State Street are exempt from the 15 day waiting period. However, State Street securities held in a brokerage account are not exempt from the 15 day waiting period.
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F/X Employees
F/X employees involved in the foreign exchange trading and/or sales functions or in a position to influence the trading activity are prohibited from:
•	Engaging in foreign exchange, currency futures or currency options trading for their own accounts or benefit.

•	Holding office in or be partner of any brokerage or other firm involved in any way in the foreign exchange markets (this does not apply to membership or position of title in professional or trade organizations).
Currency conversion to facilitate the purchase or exchange of goods and services is permissible.
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APPENDIX III
COVERED SECURITIES GUIDELINES

Pre-Clearance
Security Type (and/or Regional Equivalent):	Covered Security:	Required:
Open-End Investment Companies (Mutual Funds) and	No	No
Collective Investment Schemes Closed-End Funds	Yes	Yes
Exchange Traded Funds and Exchange Traded	No	No
Commodities
Bankers Acceptances	No	No
Commercial Paper	No	No
U.S. Treasury Securities (and other obligations backed	No	No
by the full faith and credit of the U.S. Government)
Unit Investment Trusts (UITs) and Non-Discretionary Unit Trusts	No	No
Sovereign Government Issued Securities	No	No
Debt obligations that are NOT backed by the full faith and credit of a sovereign government.	Yes	Yes
Money Market Instruments, Repurchase agreements, and short term fixed income securities with a maturity of less than one year.	No	No
Equity Securities	Yes	Yes
Municipal Bond Securities	No	No
Corporate Debentures	Yes	Yes
Commodities, including commodities and options and futures on commodities.	No	No
Real Estate Limited Partnerships or Cooperatives	No	No
Options on foreign currency traded on a national	UK Employees Only.	UK Employees Only.
securities exchange	F/X Employees	F/X Employees
	Prohibited	Prohibited
Options on foreign currency traded over the counter or	UK Employees Only.	UK Employees Only.
on futures exchanges	F/X Employees	F/X Employees
	Prohibited	Prohibited
State Street Stock (“STT”)	Yes	Yes
Annuities and Life Insurance Products	No	No
Warrants	Yes	Yes
Rights Subscriptions	No	No
Equity Futures (via email to Compliance)	Yes	Yes
Certificates of Deposit	No	No
Options and Futures based on broad based indices	No	No
Equity Options	Yes	Yes
Initial Public Offerings	Yes	Contact Compliance
Private Placements/Offerings	Yes	Contact Compliance
CFDs	Yes	Yes
Single Security Spread Betting	Yes	Yes
This list is not considered inclusive of all potential securities. Any security not available via StarCompliance should be pre-cleared via email to Compliance. Please contact Compliance if additional guidance is required.
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APPENDIX IV
NON DISCRETIONARY ACCOUNT CERTIFICATION
Employee Name
I hereby certify that, in accordance with the State Street Global Markets Personal Investment Policy (“Policy”) regarding transactions in Covered Securities and Account(s) exempt from pre-clearance and reporting requirements, that:
I have no investment-making discretion nor investment authority and/or control over the Account(s) listed below;
I have given full investment decision discretion to an unaffiliated/unrelated third party over the Account(s) listed below;
I have and will continue to have no involvement in the selection of Covered Securities transactions entered on my behalf in the Account(s) listed below;
I will provide Compliance with written documentation from my financial advisor and/or an authorized agent of the applicable financial institution validating said attestation regarding the Account(s) listed below; and
If I, in any capacity, ever do exercise any type of investment discretion over the Account(s) listed below, I will immediately notify Compliance and fully comply with the pre-clearance and reporting requirements of the Policy as it regards said Account(s).
Below is a complete list of the Account(s) I consider exempt from the Policy and in compliance with this certification:

Account Name	Account Number

Employee Signature:	Date:

Forward original to your local Compliance Officer. You should retain a copy for your files.
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